Exhibit (a)(1)(P)

FORM OF E-MAIL ANNOUNCEMENT OF EXTENDED EXPIRATION TIME

AND CONFERENCE CALL

Date:

To:	Eligible Optionholders
From:	LeapFrog Enterprises, Inc.
Re:	LeapFrog Enterprises, Inc. Stock Option Exchange Offer

Please note that the expiration time of our Offer to Exchange Certain Outstanding Stock Options for New Options (referred to as the “Exchange Offer”), which commenced July 29, 2009, has been extended. The offer and withdrawal rights will now remain open until 11:59 p.m., Pacific Time, on August 27, 2009, unless the Exchange Offer is extended.

At 2:00 p.m., Pacific Time on August 26, 2009, we will hold a conference call to provide eligible optionholders with the final exercise price for all new option grants issued in the exchange and updates on the exchange process.

The dial in number for the conference call is:

International Access Phone Number: +1

7-Digit Access Code:             .

Also, please note that you will receive an e-mail communication before midnight, Pacific Time, on August 26, 2009 with the final numbers of shares that would be subject to any new option grants you would receive in exchange for properly tendered eligible option grants.

Please refer to the e-mail notifications and the attachments you received on July 29, 2009 (including the Election Form, your Eligible Option Information Sheet, the Notice of Withdrawal Form, and the Offer to Exchange Certain Outstanding Stock Options for New Options) and the amendments to the Offer to Exchange Certain Outstanding Stock Options for New Options as reflected in Amendment No. 1 to Schedule TO filed with the SEC on August 10, 2009 (“Amendment No. 1”) for information regarding the terms of the Exchange Offer and how to exchange any eligible options you may hold.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of Amendment No. 1 the Election Form, your Eligible Option Information Sheet or other documents relating to this exchange offer) to Margaret Rozowski, Stock Plan Administrator, at 6401 Hollis Street, Emeryville, California 94608 or by calling (510) 420-5365 or sending an email to stockplans@leapfrog.com.